Exhibit 10.4

AGILENT TECHNOLOGIES, INC.

2009 Stock Plan

New Executive Stock Award Agreement (“Award Agreement”)

Section 1.              Grant of Stock Award.  This Stock Award Agreement, dated as of the date of grant indicated in your account maintained by the company providing administrative services in connection with the Plan (as defined below) (the “External Administrator”), is entered into between Agilent Technologies, Inc. (the “Company”), and you as an individual who has been granted Restricted Stock Units (the “Awardee”) pursuant to the Agilent Technologies, Inc. 2009 Stock Plan (the “Plan”).  This Stock Award represents the right to receive the number of shares of the Company’s $0.01 par value voting common stock indicated in the Awardee’s External Administrator account subject to the fulfillment of the conditions set forth below and pursuant to and subject to the terms and conditions set forth in the Plan and the administrative rules thereunder.  Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan.

Section 2.              Vesting Criteria.  This Stock Award shall vest upon the achievement of Company performance criteria as set by the Committee at the time of grant and as communicated to you concurrent with this Award Agreement.  This Stock Award shall vest over a period of time not to exceed three years from the date stated in Section 1 above, which shall be known as the “Vesting Period”.  Depending upon achievement of the Company performance criteria as solely determined by the Committee, this Stock Award may vest and be paid out at any level from zero to 200% of the Target Award.

Section 3.              Objective Business Criteria.  This Stock Award shall not vest and no shares of Common Stock will be issued to the Awardee until the Committee has certified in writing that the Company performance criteria have been achieved or exceeded.

Section 4.              Nontransferability of Stock Award.  This Stock Award shall not be transferable by Awardee otherwise than by will or by the laws of descent and distribution.  The terms of this Stock Award shall be binding on the executors, administrators, heirs and successors of Awardee.

Section 5.              Termination of Employment or Service.

                (a)           An Awardee who, whether voluntarily or involuntarily, terminates from the Company or otherwise ceases to be employed in a participating position at any time during a Vesting Period, shall not be eligible to receive a payout except as set forth in this Section 5.  Except as provided in this Section 5, in order to receive payment of the Stock Award upon vesting, the Awardee must be listed on the payroll of the Company or an Affiliate on the date when the Stock Award is paid out.  Except as the Committee may otherwise determine, termination of Awardee’s employment or service for any reason shall occur on the date such Awardee ceases to perform services for the Company or any Affiliate without regard to whether such Awardee continues thereafter to receive any compensatory payments therefrom or is paid salary thereby in lieu of notice of termination or, with respect to a member of the Board who is not also an employee of the Company or any Subsidiary, the date such Awardee is no longer a member of the Board.

(b)           An Awardee who dies or terminates employment as a result of becoming totally and permanently disabled during a Vesting Period shall have paid to his or her estate or designated beneficiaries or, in the case of disability, either (i) him or her or (ii) his or her legally appointed guardian, at the end of the Vesting Period, a payout based on the full amount of the specified percentage of the Target Award determined by the Committee under Section 3 for the full Vesting Period; except that, with respect to any Vesting Period in which such death or termination of employment occurs during the first 12 months of the Vesting Period, the payout for such Vesting Period shall equal an amount calculated by multiplying (a) the Award determined under Section 3 for the full Vesting Period times (b) a fraction, the numerator of which is the number of days from the beginning of the Vesting Period to the date of such death or termination of employment, and the denominator of which is the number of days in the 12-month period.

(c)           Unless otherwise required under local law, an Awardee who retires (in accordance with the Company’s then current retirement policy) during a Vesting Period shall, at the end of the Vesting Period, be entitled to receive his or her Stock Award payout based on the full amount of the specified percentage of the Target Award determined by the Committee under Section 3 for the full Vesting Period; except that, with respect to any Vesting Period in which such retirement occurs during the first 12 months of the Vesting Period, the payout for such Vesting Period shall equal an amount calculated by multiplying (a) the amount determined  under Section 3 for the full Vesting Period times (b) a fraction, the numerator of which is the number of days from the beginning of the Vesting Period to the date of such retirement, and the denominator of which is the number of days in the 12-month period.

(d)           An Awardee who is demoted from executive status at the Company during a Vesting Period shall, at the end of the Vesting Period, be entitled to receive his or her Stock Award payout based on the full amount of the specified percentage of the Target Award determined by the Committee under Section 3 for the full Vesting Period; except that, with respect to any Vesting Period in which such demotion occurs during the first 12 months of the Vesting Period, the payout for such Vesting Period shall equal an amount calculated by multiplying (a) the amount determined  under Section 3 for the full Vesting Period times (b) a fraction, the numerator of which is the number of days from the beginning of the Vesting Period to the date of such demotion, and the denominator of which is the number of days in the 12-month period.

(e)           An Awardee who terminates employment at any time during a Vesting Period under a Workforce Management Program of the Company or its Subsidiary shall, at the end of the Vesting Period, be entitled to receive his or her Stock Award payout based on the full amount of the specified percentage of the Target Award determined by the Committee under Section 3 for the full Vesting Period; except that, with respect to any Vesting Period in which such termination of employment occurs during the first 12 months of the Vesting Period, the payout for such Vesting Period shall equal an amount calculated by multiplying (a) the amount determined  under Section 3 for the full Vesting Period times (b) a fraction, the numerator of which is the number of days from the beginning of the Vesting Period to the date of such termination of employment, and the denominator of which is the number of days in the 12-month period.

(f)            In the event of a Change In Control of the Company (as defined in Section 18(c) of the 2009 Stock Plan or any successor), an Awardee shall, at the earlier of the end of the Vesting Period or the termination date of the 2009 Stock Plan, be guaranteed to receive a Stock Award payout that is equivalent to the greater of the Target Award or the accrued amount of the payout (i.e., the amount accrued as the expected liability for this Stock Award by the Company’s corporate finance department); except that, with respect to any Vesting Period in which such Change in Control occurs during the first 12 months of the Vesting Period, the payout for such Vesting Period shall equal an amount calculated by multiplying (a) the amount determined  herein times (b) a fraction, the numerator of which is the number of days from the beginning of the Vesting Period to the date of such Change in Control, and the denominator of which is the number of days in the 12-month period.

Section 6.              Restrictions on Issuance of Shares of Common Stock.  The Company shall not be obligated to issue any shares of Common Stock pursuant to this Stock Award unless the shares are at that time effectively registered or exempt from registration under the U.S. Securities Act of 1933, as amended, and, as applicable, local laws.

Section 7.              Responsibility for Taxes.  Regardless of any action the Company or Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (the “Tax-Related Items”), Awardee acknowledges that the ultimate liability for all Tax-Related Items legally due by Awardee is and remains Awardee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Award, including the grant and vesting of the Stock Award, the subsequent sale of shares of Common Stock acquired pursuant to the Stock Award and the receipt of any dividends or other distributions, if any; and (2) do not commit to structure the terms of the grant or any aspect of the Stock Award to reduce or eliminate Awardee’s liability for Tax-Related Items.

Awardee authorizes the Company and/or the Employer to, in the sole discretion of the Company and/or the Employer, withhold all applicable Tax-Related Items legally payable by Awardee from Awardee’s wages or other cash compensation paid to Awardee by the Company and/or the Employer, within legal limits, or from proceeds of the sale of shares of Common Stock.  Alternatively, or in addition, if permissible under local law, the Company may in its sole discretion (1) sell or arrange for the sale of shares of Common Stock that Awardee acquires to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount.  Finally, Awardee shall pay to the

Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Awardee’s participation in the Plan or Awardee’s acquisition of shares of Common Stock that cannot be satisfied by the means previously described.  The Company may refuse to deliver the shares of Common Stock if Awardee fails to comply with Awardee’s obligations in connection with the Tax-Related Items as described in this section.

Section 8.              Adjustment.  The number of shares of Common Stock subject to this Stock Award and the price per share, if any, of such shares may be adjusted by the Company from time to time pursuant to the Plan.

Section 9.              Nature of the Award.  By accepting this Stock Award, Awardee acknowledges that:

(1)           the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;

(2)           the grant of the Stock Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Award, or benefits in lieu of Stock Awards, even if Stock Awards have been granted repeatedly in the past;

(3)           all decisions with respect to future Stock Award grants, if any, will be at the sole discretion of the Company;

(4)           participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Awardee’s employment relationship at any time;

(5)           participating in the Plan is voluntary;

(6)           the Stock Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Awardee’s employment contract, if any;

(7)           the Stock Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company or the Employer;

(8)           in the event Awardee is not an employee of the Company, the Stock Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Stock Award will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;

(9)           the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(10)         if Awardee accepts the Stock Award and obtains shares of Common Stock, the value of those shares of Common Stock acquired may increase or decrease in value;

(11)         in consideration of the grant of the Stock Award, no claim or entitlement to compensation or damages shall arise from termination of the Stock Award or diminution in value of the Stock Award or shares of Common Stock acquired under the Stock Award resulting from termination of Awardee’s employment by the Company or the Employer and Awardee irrevocably releases the Company and the Employer from any such claim that may arise;

(12)         by accepting the grant of this Stock Award, the Awardee and the Company agree that this Stock Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement, and the Awardee acknowledges that he or she agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement; and

(13)         the Awardee acknowledges that this Award Agreement is between the Awardee and the Company, and that the Awardee’s local employer is not a party to this Award Agreement.

Section 10.  Data Privacy.  The Awardee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Awardee’s personal data as described in this document by and among, as applicable, the Company, the Employer and the External Administrator for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.

Awardee hereby understands that the Company and the Employer hold certain personal information about the Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Stock Awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  Awardee hereby understands that Data may be transferred to any third parties (including the External Administrator) assisting in the implementation, administration and management of the Plan, that these recipients may be located in Awardee’s country or elsewhere, such as outside the European Economic Area and that the recipient’s country may have different data privacy laws and protections than Awardee’s country.  All such transfers of Data will be in accordance with the Company’s Privacy Policies and Guidelines.  Awardee hereby understands that Awardee may request a list with the names and addresses of any potential recipients of the Data by contacting Awardee’s local human resources representative.  Awardee authorizes the recipients to receive, possess, use, retain and transfer the

Data, in electronic or other form, for the purposes of implementing, administering and managing the Awardee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Awardee may elect to deposit any Common Stock acquired upon vesting of the Stock Award.  Awardee hereby understands that Awardee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Awardee’s local human resources representative.  Awardee hereby understands, however, that refusing or withdrawing the Awardee’s consent may affect the Awardee’s ability to participate in the Plan.  For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that he or she may contact his or her human resources representative responsible for Awardee’s country at the local or regional level.

Section 11.            No Rights Until Issuance.  Awardee shall have no rights hereunder as a shareholder with respect to any shares subject to this Stock Award until the date that shares of Common Stock are issued to the Awardee.  The Committee in its sole discretion may substitute a cash payment in lieu of shares of Common Stock, such cash payment to be equal to the Fair Market Value of the Shares on the date that such Shares would have otherwise been issued under the terms of this Agreement.

Section 12.            Administrative Procedures.  Awardee agrees to follow the administrative procedures that may be established by the Company and/or its designated broker for participation in the Plan which may include a requirement that the shares issued upon vesting be held by the Company’s designated broker until the Awardee disposes of such shares.  Awardee further agrees that the Company may determine the actual method of withholding for Tax-Related Items as described in Section 7 above.  The method for acceptance of this Award will vary in accordance with local law.  Depending upon the country in which the Awardee works, he or she will either have to use the electronic process set forth on the External Administrator’s website and/or sign a hard-copy of the Award Agreement and then return it to the Agilent Shareholder Records Department.

Section 13.            Governing Law and Venue.  This Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflicts of laws as provided in the Plan.  Any proceeding arising out of or relating to this Award Agreement or the Plan may be brought only in the state or federal courts located in the Northern District of California where this grant is made and/or to be performed, and the parties to this Award Agreement consent to the exclusive jurisdiction of such courts.

Section 14.            Amendment.  This Stock Award may be amended as provided in the Plan.

Section 15.            Language.  If the Awardee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Section 16.            Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Stock Award granted under (and participation in) the Plan or future awards that may be granted under the Plan by electronic means or to request the Awardee’s consent to participate in the Plan by electronic means.  The Awardee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Section 17.            Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 18.            Section 409A of the Code.

(a)           This Stock Award shall be administered, interpreted, and construed in a manner that does not result in the imposition on the Awardee of any additional tax, penalty, or interest under Section 409A of the Code.  The preceding provision, however, shall not be construed as a guarantee any particular tax effect and the Company shall not be liable to the Awardee any payment made under this Stock Award that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under any Award as an amount includible in gross income under Section 409A of the Code.

(b)           “Termination of employment,” “resignation,” or words of similar import, as used in this Stock Award means for purposes of payments under this Award that are payments of deferred compensation subject to Section 409A of the Code, the Awardee’s “separation from service” as defined in Section 409A of the Code.  To the extent any payment or settlement is a payment of deferred compensation subject to Section 409A of the Code, the payment date for purposes of Section 409A shall be the calendar year following the year in which the Vesting Period ends.

(c)           To the extent any payment or settlement that is a payment of deferred compensation subject to Section 409A of the Code is contingent upon a “change in control,” such payment or settlement shall only occur if the event giving rise to the change in control would also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code.  The vesting of any Award shall not be affected by the preceding sentence.

(d)           If a payment obligation under this Stock Award arises on account of the Awardee’s separation from service while the Awardee is a “specified employee” (as defined in Section 409A of the Code), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after his or her death.

Section 19.            Entire Agreement.  The Plan is incorporated herein by reference.  The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee.

AGILENT TECHNOLOGIES, INC.

By

D. Craig Nordlund
Senior Vice President, General Counsel and Secretary

Accepted and agreed as to the foregoing:

AWARDEE

Signature

Print Name

Date Employee Number

As of December 2007, a hard-copy signature is required in the following countries:

Brazil, Germany, India, Israel, Italy, Japan, Malaysia, the Netherlands, Singapore, Spain, and Switzerland. India and the United Kingdom must use country-specific award agreements.

Please fax all pages to Shareholder Records, fax number: (408) 345-8237

PRINT AND KEEP A COPY FOR YOUR RECORDS